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                                 FIRST AMENDMENT

                     DATED AS OF THE 18th DAY OF JUNE, 1997

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER


                     DATED AS OF THE 29th DAY OF MARCH, 1997


                                  BY AND AMONG


                          ASTORIA FINANCIAL CORPORATION


                           ASTORIA FEDERAL SAVINGS AND
                                LOAN ASSOCIATION


                                       AND


                        THE GREATER NEW YORK SAVINGS BANK





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                                       -1-

         First Amendment, dated June 18, 1997, to the Agreement and Plan of Merger, dated March 29, 1997 (the "Merger Agreement") by and among Astoria Financial Corporation ("Parent"), Astoria Federal Savings and Loan Association and The Greater New York Savings Bank (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Parent, the Association and the Company entered into the Merger Agreement; and

         WHEREAS, pursuant to Section 8.03 of the Merger Agreement, the parties thereto may from time to time amend or modify the Merger Agreement in accordance with the provisions of Section 8.03; and

         WHEREAS, the Board of Directors of the Parent, the Association and the Company have by resolution approved and authorized this First Amendment to the Merger Agreement; and

         WHEREAS, all actions necessary to make this First Amendment a valid agreement, enforceable according to its terms have been taken and the execution and delivery of this First Amendment by the Parent, the Association and the Company have in all respects been duly authorized by the Parent, the Association and the Company, respectively.

         NOW THEREFORE, in consideration of the foregoing are the mutual agreements set forth herein, the Parent the Association and the Company agree as follows:

         I. Unless otherwise expressly defined in this First Amendment or the context otherwise requires, capitalized and other terms for which meanings are provided in the Merger Agreement shall have such meanings when used in this First Amendment.

         II. Effective as of the date first written above, the Merger Agreement shall be and it hereby is amended as follows:

         1. Section 4.05 of the Merger Agreement is amended in its entirety to read as follows:

                           The Parent, the Association and the Company shall (a) as soon as practicable (and in any event within 75 days after the date hereof) make (or cause to be made) any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the Option Agreement, (b) cooperate with one another (i) in promptly determining what filings


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                                       -2-

                           and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state foreign law or regulation or under any relevant agreement or other document and
                           (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to other copies the publicly available portions of all such filings, notices and applications promptly after they are filed.

         2. The first sentence of Section 4.11(a) of the Merger Agreement is amended in its entirety to read as follows:

                           (a) The Parent shall, as promptly as practicable following the preparation thereof, and in any event within 60 days after the date hereof file the Proxy Statement-Prospectus with the SEC under the Exchange Act or Registration Statement, which includes the Proxy Statement-Prospectus, on Form S-4 (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and the Parent and the Company shall use all reasonable efforts have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

         3. Section 6.01 (e)(i) and (ii) is amended in its entirety to read as follows:

                           (i) the Parent Market Value on such Valuation Date of shares of Parent Common Stock shall be less than an amount equal to $30.30, adjusted as indicated in the last sentence of this Section 6.01(e); and

                           (ii) (A) the number (the "Parent Ratio") obtained by dividing the Parent Market Value on such Valuation Date by $37.88 (the "Initial Parent Market Value") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .15 from the quotient in this clause (ii) (B) (the "Index Ratio");


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                                       -3-

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Merger Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   ASTORIA FINANCIAL CORPORATION


                                   By:/s/ George L. Engelke, Jr.
                                      -----------------------------
                                          George L. Engelke, Jr.
                                          President and Chief Executive Officer



                                   ASTORIA FEDERAL SAVINGS AND LOAN
                                   ASSOCIATION



                                   By:/s/ George L. Engelke, Jr.
                                      -----------------------------
                                          George L. Engelke, Jr.
                                          President and Chief Executive Officer



                                   THE GREATER NEW YORK SAVINGS BANK



                                   By:/s/ Gerard C. Keegan
                                      -----------------------------
                                          Gerard C. Keegan
                                          Chairman, President and Chief
                                          Executive Officer